Exhibit 8.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 5th Ave #5100 Seattle, WA 98104 o: 206.883.2500

[DATE]

Plutonian Acquisition Corp.

1441 Broadway 3rd, 5th & 6th Floors

New York, NY 10018

RE: U.S. Federal Income Tax Consequences of the Business Combination

Ladies and Gentlemen:

We have acted as counsel to Plutonian Acquisition Corp., a Delaware corporation (“SPAC”) in connection with the registration statement on Form S-4 of Big Tree Cloud Holdings Limited, an exempted company incorporated in Cayman Islands (“PubCo”), initially filed with the Securities and Exchange Commission on [●], 2024 (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), and the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 9, 2023, by and among SPAC, PubCo, Big Tree Cloud Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), Big Tree Cloud Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), Big Tree Cloud International Group Limited, an exempted company incorporated in Cayman Islands (the “Holdco”), and Guangdong Dashuyun Investment Holding Group Co., Ltd., a limited liability company incorporated in the PRC (the “Company”), pursuant to which (1) Merger Sub 1 will merge with and into the Holdco (the “Initial Merger”), and the Holdco will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo, and (2) following confirmation of the effectiveness of the Initial Merger, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo.1 The Initial Merger and the SPAC Merger and the other transactions to be consummated under the Merger Agreement are collectively referred to as the “Business Combination.” This opinion is being delivered in connection with the Registration Statement and the Proxy Statement/Prospectus, pursuant to Section 7.5(d) of the Merger Agreement, concerning certain U.S. federal income tax matters. Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement and the Proxy Statement/Prospectus, the representation letters of SPAC and Holdco (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

[1]	Except as otherwise provided, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended (the “Code”), and to the Treasury Regulations promulgated thereunder.

In rendering our opinion, we have relied upon statements, representations, warranties and covenants of officers and other representatives of the Representation Parties, and we have assumed that such statements, representations, warranties and covenants, including those set forth in the Representation Letters, are and will continue to be true, correct and complete (and, to the extent relevant, complied with) through the SPAC Merger Effective Time (and, as relevant, afterward) without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Business Combination will be consummated in the manner described in the Merger Agreement and will be effective under applicable state law, and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus and the Representation Letters accurately and completely reflect the facts relating to the Business Combination. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing we are of the opinion that, for U.S. federal income tax purposes, as such opinion relates to the holders of SPAC Common Stock or SPAC Rights, taken together, the exchange of Holdco Shares for PubCo Ordinary Shares and the exchange of SPAC Securities for PubCo Ordinary Shares, in each case, pursuant to the Business Combination, should qualify as an exchange governed by Section 351(a) of the Code.

Except as expressly set forth above, we express no other opinion. We are furnishing this opinion solely to you in connection with the Business Combination, and this opinion is not to be relied upon by any other person or for any other purpose without our prior written consent.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours

Wilson Sonsini Goodrich & Rosati, P.C.